Exhibit 10.1

AMENDED AND RESTATED NON-EXCLUSIVE AIRCRAFT DRY-LEASE AGREEMENT

Dated as of the 1st day of January, 2013

by and between

BH Holdings LLC,
as Lessor,

and

Intrepid Potash, Inc
as Lessee,

Canadair, Ltd. model CL-600-2B16 aircraft

U.S. registration number N518CL

Instructions to Comply with Truth‑in‑Leasing Requirements
1.
Mail a copy of the lease to the following address via certified mail, return receipt requested, immediately upon execution of the lease (14 C.F.R. 91.23 requires that the copy be sent within twenty‑four hours after it is signed):

Federal Aviation Administration Aircraft Registration Branch ATTN: Technical Section P.O. Box 25724 Oklahoma City, Oklahoma 73125
2.	Telephone and notify the nearest Flight Standards District Office as contemplated in 14 CFR §91.23.
3.	Carry a copy of the lease in the aircraft at all times

This AMENDED AND RESTATED NON-EXCLUSIVE DRY-LEASE AGREEMENT (this "Agreement") is entered into by and between BH Holdings LLC, a Colorado limited liability company, as lessor ("Lessor"), and Intrepid Potash, Inc., a Delaware corporation, as lessee ("Lessee") (Lessor and Lessee are collectively the “Parties”), and is effective as of January 1, 2013.

W I T N E S S E T H:

WHEREAS, Lessor is the owner of the Aircraft defined below;

WHEREAS, Lessee desires to lease from the Lessor, and Lessor desires to lease to Lessee, the Aircraft, without crew and on a non-exclusive basis, pursuant to the terms and conditions of this Agreement; and

WHEREAS, Lessee intends to operate the Aircraft under Part 91 of the FARs, as defined herein.

NOW, THEREFORE, in consideration of the mutual promises herein contained and other good and valid consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	DEFINITIONS
1.1The follow terms shall have the meaning set forth herein:

"Aircraft" means the Airframe, the Engines, Auxiliary Power Unit(s) the Parts, and the Aircraft Documents. The Engines shall be deemed part of the "Aircraft" whether or not from time to time attached to the Airframe or removed from the Airframe.

"Aircraft Documents" means all flight records, maintenance records, historical records, modification records, overhaul records, manuals, logbooks, authorizations, drawings and data relating to the Airframe, any Engine, or any Part, or that are required by Applicable Law to be created or maintained with respect to the maintenance and/or operation of the Aircraft.

"Airframe" means that certain Canadair, Ltd. model CL-600-2B16 aircraft bearing U.S. registration number N518CL, and manufacturer's serial number 5180, together with any and all Parts (including, but not limited to, landing gear and auxiliary power units but excluding Engines or engines) so long as such Parts shall be either incorporated or installed in or attached to the Airframe.

"Applicable Law" means, without limitation, all applicable laws, treaties, international agreements, decisions and orders of any court, arbitration or governmental agency or authority and rules, regulations, orders, directives, licenses and permits of any governmental body, instrumentality, agency or authority, including, without limitation, the FAR and 49 U.S.C. § 41101, et seq., as amended.

"DOT" means the United States Department of Transportation or any successor agency.

"Engines" means two (2) GE model CF-34-1A engines bearing manufacturer's serial numbers 807282 and 807284, together with any and all Parts so long as the same shall be either incorporated or installed in or attached to such Engine. Any engine which may be, from time to time, substituted for an Engine shall be deemed to be an Engine and subject to this Agreement for so long as it remains attached to the Airframe.

"FAA" means the Federal Aviation Administration or any successor agency.

"FAR" means collectively the Aeronautics Regulations of the FAA and the DOT, as codified at Title 14, Parts 1 to 399 of the United States Code of Federal Regulations.

“Fixed Costs” means the fixed costs and expenses incurred in relation to the Aircraft, including those costs and expenses which are set forth on Schedule C attached hereto.

"Flight Hour” means any hour or any part thereof measured from when the Aircraft takes off until the Aircraft lands; Flight Hour shall be calculated to the nearest one-tenth of one hour.

“FSDO Notice" means an FSDO Notification Letter in the form of Schedule B attached hereto.

"Lien" means any mortgage, security interest, lease or other charge or encumbrance or claim or right of others, including, without limitation, rights of others under any airframe or engine interchange or pooling agreement, except for mechanics liens to be discharged in the ordinary course of business.

"Home Base" means Centennial Airport, Englewood, Colorado.

"Parts" means all appliances, components, parts, instruments, appurtenances, accessories, furnishings or other equipment of whatever nature (other than complete Engines or engines) which may from time to time be incorporated or installed in or attached to the Airframe or any Engine and includes replacement parts.

“Variable Costs” means the variable costs and expenses incurred in relation to the Aircraft, including “Specific Variable Costs” and “Averaged Variable Costs” as defined on Schedule D attached hereto.

2.	LEASE AND ACCEPTANCE OF THE AIRCRAFT

2.1Lease. Lessor hereby leases the Aircraft to Lessee, and Lessee hereby leases the Aircraft from Lessor on the terms and conditions of this Agreement.

2.2Acceptance. The Aircraft has been delivered to the Lessee at the Home Base, on January 1, 2013 (the “Acceptance Date”), as evidenced by the execution and delivery of an Aircraft Acceptance Receipt, substantially in the form of Schedule A attached hereto. With each additional delivery of the Aircraft hereunder, unless the Lessee notifies the Lessor to the contrary, it shall be presumed that the Lessee shall have fully inspected the Aircraft having knowledge that it is in good condition and repair and that Lessee is satisfied with and has accepted the Aircraft in such condition.

3.TERM, SCHEDULING, AND RENT

3.1Term. This Agreement shall become effective on the Acceptance Date, and shall continue in effect for a period of one (1) year, unless terminated sooner pursuant to the express provisions herein contained, at which time this Agreement shall automatically be renewed for an additional one (1) year period indefinitely (the “Term”), except as otherwise provided herein. Each party shall have the right to terminate this Agreement, with or without cause, on thirty (30) days written notice to the other party.

3.2Rent. Lessee shall pay Lessor the following rent for the use of the Aircraft:
3.2.1On a monthly basis, one-half of the actual monthly Fixed Costs associated with the operation of the Aircraft, which Fixed Costs may be amended or supplemented from time to time by the written agreement of the parties. At the end of each calendar year, Lessor and Lessee shall adjust the amount owed to Lessor for Fixed Costs so that Lessee pays Fixed Costs equal to Lessee's percentage of the total actual usage of the Aircraft. In the event that the amount paid by Lessee under this Section is less than its proportionate share of the annual actual Fixed Costs based on usage, the Lessee shall pay the Lessor for such shortfall, and in the event the amount paid by Lessee under this Section is greater than its proportionate share of the annual actual Fixed Costs based on usage, the Lessor shall credit such overpayment to Lessee to be applied to any amounts due under the terms of this Agreement.
3.2.2On a monthly basis, the amount of $3,000 for each Flight Hour that Lessee utilizes the Aircraft, which is the estimated hourly Variable Costs; provided however, at the end of each calendar year the actual

Variable Costs shall be determined as set forth on Schedule D attached hereto and Lessee shall pay Lessor for any shortfall and Lessor shall credit to Lessee any overpayment, and such credit shall be applied to any amounts due under the terms of this Agreement.

3.3Taxes.

3.3.1Lessee shall be liable for, shall indemnify Lessor from and shall pay on or before their due dates, all taxes including those assessed or levied by any federal, state, county, local, airport, district, foreign, or other governmental authority, including, without limitation, sales taxes, use taxes, retailer taxes, federal air transportation excise taxes, federal aviation fuel excise taxes, gasoline sales taxes, personal property taxes, business personal property taxes, and assessments, or other taxes or governmental charges imposed on or in connection with Lessee's leasehold interest in the Aircraft, rental paid under this Agreement or the possession, use and/or operation of the Aircraft under this Agreement; provided, however, that nothing contained herein shall be construed to require Lessee to pay or reimburse Lessor for (i) any franchise, personal property or business property taxes imposed on Lessor or (ii) any other tax, governmental charge or assessment based on Lessor's ownership or possession of the Aircraft not related to this Agreement, or (iii) any tax computed on the basis of Lessor's income, generally, and/or the ownership of its assets other than the Aircraft. Lessor shall promptly notify Lessee and send Lessee any notices, reports, and inquiries of taxing authorities concerning any taxes, assessments, fees, or other charges payable by Lessee that may be received from time to time by Lessor with respect to the Aircraft

3.3.2If any taxing authority requires that a tax required to be paid by Lessee hereunder be paid to the taxing authority directly by Lessor, Lessee shall, within thirty (30) days of his receipt of written notice from Lessee, pay to Lessor the amount of such tax.

3.4Scheduling. Lessee acknowledges and agrees that the Aircraft shall not be available for use by Lessee during periods when Lessor is using the Aircraft or has reserved the Aircraft for use.

4.REPRESENTATIONS AND WARRANTIES

4.1Representations and Warranties of Lessee. Lessee represents and warrants as of the date hereof and during the entire Term hereof as follows:

4.1.1All pilots shall have at least the minimum total pilot hours required by any policy of insurance covering the Aircraft and will meet or exceed all requirements under any policy of insurance covering the Aircraft, and all Applicable Law.

4.1.2Lessee is a validly organized corporation under the laws of the State of Delaware, and the person executing on behalf of Lessee has full power and authority to execute this Agreement on behalf of Lessee and by such execution shall bind Lessee under this Agreement.

4.1.3No action, suit, or proceeding is currently pending or threatened against Lessee which shall in any material way affect Lessee's financial status as of the date thereof, or impair the execution, delivery, or performance by Lessee of this Agreement.

4.1.4The execution and delivery of this Agreement by Lessee and the performance of its obligations hereunder have been duly authorized by all necessary corporate or limited liability company action, and do not conflict with any provision of Lessee's articles of organization, bylaws, operating agreement, any governmental regulations, or any other agreements that Lessee may now have with other parties.

4.1.5Lessee is not subject to any restriction, which with or without the giving of notice, the passage of time, or both, prohibits or would be violated by or be in conflict with this Agreement.

4.1.6Lessee will not permit the Aircraft to be operated in any unsafe manner or contrary to any manual or instructions for the Aircraft or in violation of the terms or conditions of any insurance policy covering the Aircraft or any applicable statute, regulation, ordinance, or other law.

4.1.7Lessee is leasing the Aircraft for either:

(a)	the transportation of Lessee's officers, employees, consultants, guests and property where such transportation is within the scope of or incidental to Lessee's business.

(b)	the personal transportation of Lessee and Lessee's guests where no charge, assessment or fee is made for such transportation; or

(c)	such other lawful operations as permitted pursuant to Part 91 of the FAR.

4.1.8Lessee shall not make the Aircraft available for charter or any operation which could be considered commercial air transportation or air transportation for hire as set out in the FAR.

4.2Representations and Warranties of Lessor. Lessor represents and warrants as of the date hereof and during the entire Term hereof as follows:

4.2.1Lessor is a validly organized limited liability company under the laws of the State of Colorado, and the person executing on behalf of Lessor has full power and authority to execute this Agreement on behalf of Lessor and by such execution shall bind Lessor under this Agreement.

4.2.2No action, suit, or proceeding is currently pending or threatened against Lessor which shall in any material way affect Lessor's financial status as of the date thereof, or impair the execution, delivery, or performance by Lessor of this Agreement.

4.2.3The execution and delivery of this Agreement by Lessor and the performance of its obligations hereunder have been duly authorized by all necessary limited liability company action, and do not conflict with any provision of Lessor's articles of organization, operating agreement, any governmental regulations, or any other agreements that Lessee may now have with other parties.

4.2.4Lessor is not subject to any restriction, which with or without the giving of notice, the passage of time, or both, prohibits or would be violated by or be in conflict with this Agreement.

5.REGISTRATION, USE, OPERATION, MAINTENANCE AND POSSESSION

5.1Title and Registration. Lessee acknowledges that Lessor owns and will continue to own during the term hereof, all legal, beneficial, and equitable title to the Aircraft. Lessee shall undertake to protect or preserve Lessor's title to the Aircraft and will comply with Lessor's reasonable requests in this regard.

5.2Use and Operation.

5.2.1Lessee shall operate the Aircraft in accordance with Part 91 of the FAR and shall not operate the Aircraft as a commercial operator, as a common carrier, or otherwise for compensation or hire except to the extent permitted under Sections 91.321 and 91.501 of the FAR, if applicable. Lessee shall be solely and exclusively responsible for the use, operation and control of the Aircraft at all times under this Agreement. Lessee agrees not to operate or locate the Airframe or any Engine, or permit the Airframe or any Engine to be operated or located, in any area excluded from coverage by any insurance policy in effect or required to be maintained hereunder with respect to the Airframe or Engines, or in any war zone. Lessee agrees not to operate the Airframe or any Engine or permit the Airframe or any Engine to be operated for a purpose for which the Aircraft is not designed or reasonably suitable, in violation of any Applicable Law, or contrary to any manufacturer's operating manuals or instructions.

5.2.2Lessee will not base the Aircraft, or permit it to be based, outside the limits of the United States of America, without the written consent of Lessor.

5.2.3Lessee shall maintain all records and logs required by the DOT or the FAA with regard to its operations hereunder and shall make such records available to Lessor upon reasonable. Additionally, upon termination of this Agreement, such records shall be delivered to Lessor.

5.3    Maintenance. As part of the Fixed Costs under Section 3.2.1. above, and pursuant to the same arrangement as to annual true-up based on proportionate share of actual usage of the Aircraft, Lessee shall pay Lessor for its proportionate shares of the actual costs of all servicing, repair, inspection, maintenance (including cleaning) and overhaul to be done to the Aircraft during the Lease Term, including all ferry flight and transportation charges on replacement parts and accessories, other than any portion of servicing, repair, maintenance (including cleaning) or overhaul (i) to bring the Aircraft into compliance with any airworthiness directive or (ii) that constitutes betterment (i.e., it increases the value of the Aircraft rather than restores it to its previous value) both of which shall be the sole obligation and expense of Lessor. All inspections, repairs, modifications, maintenance, and overhaul work to be accomplished by Lessor will be performed by personnel certificated to perform such work and will be performed in accordance with the standards set by the FAR. Lessor shall maintain all records, logs and other materials required by the DOT or the FAA with respect to such servicing, repair, inspection, maintenance and overhaul of the Aircraft. Such records will be made available for examination by Lessee, upon reasonable notice to Lessor.

5.3.1Lessor, subject to the terms and conditions of this Agreement, at its own cost and expense, shall service, repair, inspect and maintain the Aircraft during the Lease Term (i) to keep the Aircraft in as good operating condition and appearance as exist at Acceptance Date, normal wear and tear excepted, and (ii) to keep the Aircraft in such operating condition to enable the airworthiness certification of the Aircraft to be maintained in good standing at all times during the Lease Term under all applicable governmental rules and regulations and as required by the aircraft operating manual.

5.3.2During the Lease Term, Lessor shall replace or have repaired at its own expense certain appliances, parts, instruments, appurtenances, accessories, furnishings, and other equipment or components of the Aircraft that may have become worn out, lost, stolen, destroyed, damaged or otherwise rendered unfit for use for any reason whatsoever. All such replacements or repairs installed on or incorporated into the Aircraft shall upon such installation or incorporation become the property of Lessor.

5.3.3Lessor may from time to time, at its option, perform any act which Lessee agrees hereunder to perform under this Agreement and which Lessee shall fail to perform after being requested to so perform by Lessor. Lessee shall reimburse Lessor for any such expenses (the “Lessee Expenses”). Lessor may from time to time take any other action which Lessor may reasonable determine necessary for the maintenance, preservation or protection of the Aircraft.

5.4Operational Control. Lessee shall exercise operational control as defined in Section 1.1 of the FARs (“Operational Control”) of the Aircraft at all times during the Term. Further, Lessee shall have exclusive possession, command, and control of the Aircraft, and the pilots shall be under the exclusive command of

Lessee. Lessee shall, (i) at its sole expense, locate and retain (either through direct employment or contracting with an independent contractor for flight services) a duly qualified flight crew (the “Flight Crew”), and select the Pilot In Command, as defined in FAR §1.1, and (ii) be responsible for all other physical and technical aspects of operating the Aircraft, including, without limitation, flight following, dispatch, flight planning, flight scheduling, communications, weather, weight and balance and fueling. The Flight Crew shall be appropriately certified, rated and trained in compliance with, (i) all applicable FARs and (ii) the terms and conditions of any and all insurance.

5.5Authority of Pilot in Command. Notwithstanding that Lessee shall have operational control of the Aircraft during any flight conducted by Lessee, the parties acknowledge that pursuant to Section 91.3 of the FAR, the Pilot in Command of such flight is responsible for, and is obligated and entitled to exercise final authority over, the safe operation of the flight, and the parties agree that the Pilot in Command may, in the exercise of such authority, refuse to commence such flight, terminate such flight, or take any other flight-related action that, in the judgment of the Pilot in Command, is required to ensure the safety of the Aircraft, the flight crew, the passengers, and any other persons and/or property.

5.6Right to Inspect. Lessor and/or Lessor's agents shall have the right to inspect the Aircraft or the Aircraft Documents at any reasonable time, upon giving Lessee reasonable notice, to ascertain the condition of the Aircraft and to satisfy Lessor that the Aircraft is being properly repaired and maintained in accordance with the requirements of this Agreement. All required repairs shall be performed as soon as practicable after such inspection.

5.7Modification of Aircraft. Lessee shall not make or permit to be made any modification, alteration, improvement, or addition to the Aircraft without the express written consent of Lessor. To the extent any such modifications, alterations, improvements, or additions are made by Lessee to the Aircraft they shall be accomplished at the sole cost and expense of Lessee at a facility approved by the Lessor, and shall be the property of Lessor.

5.8Fines, Penalties, and Forfeitures. Lessee shall be solely responsible for any fines, penalties, or forfeitures relating in any manner to the operation, or use of the Aircraft by Lessee under this Agreement. If such fines or penalties are imposed on Lessor and paid by Lessor, Lessee will reimburse Lessor for the amount thereof within thirty (30) days of receipt by Lessee of written demand from Lessor.

6.RETURN OF AIRCRAFT

6.1.Return. Lessee agrees to return the Aircraft, at the conclusion of each flight or series of flights conducted by Lessee under this Agreement and at the completion of the Term, to Lessor at the Home Base or such other location as is mutually agreeable to Lessor and Lessee, free and clear of all liens and encumbrances created by Lessee. The Aircraft will be in as good of operating condition as exists at the Acceptance Date, normal wear and tear excepted, undamaged, all systems functioning properly. The Aircraft shall have a current and valid Certificate of Airworthiness (Form FAA 8100-2), shall be airworthy and otherwise maintained in accordance with manufacturer's specifications and the FARs. Lessee will indemnify Lessor against any claim for loss or damage occurring prior to the actual physical delivery of the Aircraft to Lessor. Upon the termination of this Agreement, the Lessee and Lessor will execute an appropriate lease termination in a form acceptable to the Lessor and recordable with the FAA.

7.LIENS

7.1.Lessee Liens. Lessee shall ensure that no Liens are created or placed against the Aircraft by Lessee or third-parties as a result of Lessee's actions. Lessee shall notify Lessor promptly upon learning of any Liens not permitted by these terms. Lessee shall, at its own cost and expense, take all such actions as may be necessary to discharge and satisfy in full any such Lien promptly after the same becomes known to it.

8.INSURANCE

8.1Liability. Lessor shall maintain, or cause to be maintained, bodily injury and property damage, liability insurance in an amount no less than Three Hundred Million United States Dollars (US$300,000,000) Combined Single Limit. Additionally, Lessor shall maintain Medical Expense Coverage - Each Person in an amount no less than Fifty Thousand United States Dollars (US$ 50,000). Said policy shall be an occurrence policy naming Lessee and Lessor as named insureds.

8.2Hull. Lessor shall maintain, or cause to be maintained, all risks aircraft hull insurance in the amount of Eight Million Five Hundred Thousand United States Dollars (US$8,500,000), and such insurance shall name Lessor and any first lien mortgage holder as loss payees as their interests may appear.

8.3Insurance Certificates; Deductible. Lessor will provide Lessee with a Certificate of Insurance at any time as Lessee may request. Lessee will also bear the cost of paying any deductible amount on any policy of insurance in the event of a claim or loss occurring while Lessee is in possession of the Aircraft.

8.4Conditions of Insurance. Each insurance policy required under this Section 8 shall insure the interests of Lessor regardless of any breach or violation by Lessee of any warranties, declarations or conditions contained in such policies. Each such policy shall be primary without any right of contribution from any insurance maintained by Lessor or Lessee and shall expressly provide that all of the provisions thereof, except the limits of liability, shall operate in the same manner as if there were a separate policy covering each insured. Each such policy shall insure Lessee's contractual liability to Lessor contained in this Agreement (with a Breach of Warranty endorsement). The geographic limits, if any, contained in each and every such policy of insurance shall include at the minimum all territories over which Lessee will operate the Aircraft for which the insurance is placed. Each policy shall contain an agreement by the insurer that notwithstanding the lapse of any such policy for any reason or any right of cancellation by the insurer or Lessee, whether voluntary or involuntary, such policy shall continue in force for the benefit of Lessor for at least thirty (30) days (or such lesser time as may be permitted in the case of War Risk Insurance, if such War Risk Insurance so requires) after written notice of such lapse or cancellation shall have been given by insured to Lessor. Each policy shall contain an agreement by the Insurer to provide Lessor with thirty (30) days' advance written notice of any deletion, cancellation or material change in coverage. Each policy shall contain a waiver by the underwriter thereof of any right of subrogation against Lessor.

8.5Insurance Companies. Each insurance policy required under this Section 8 shall be issued by a company or companies who are qualified to do business in the United States and who (i) will submit to the jurisdiction of any competent state or federal court in the United States with regard to any dispute arising out of the policy of insurance or concerning the parties herein; and (ii) will respond to any claim or judgment against Lessor in any competent state or federal court in the United States or its territories

8.6Approval of the Agreement. Lessor will submit this Agreement for approval to the insurance carrier for each policy of insurance on the Aircraft.

9.DEFAULTS AND REMEDIES

9.1Upon the occurrence of any failure of Lessee to duly observe or perform any of its obligations hereunder, and at any time thereafter so long as the same shall be continuing, Lessor may, at its option, declare in writing to the Lessee that this Agreement is in default; and at any time thereafter, so long as Lessee shall not have remedied the outstanding default, Lessor may cancel, terminate, or rescind this Agreement and take possession of the Aircraft.

10.NOTICES

10.1All communications, declarations, demands, consents, directions, approvals, instructions, requests and notices required or permitted by this Agreement shall be in writing and shall be deemed to have been duly given or made when delivered personally or transmitted electronically by e-mail or facsimile, receipt acknowledged, or in the case of documented overnight delivery service or registered or certified mail, return receipt requested, delivery charge or postage prepaid, on the date shown on the receipt therefor, in each case at the address set forth below:

Lessor Name: BH Holdings LLC Address:700 17th Street, Suite 1750 Denver, CO 80202 Phone: (303) 298-7262 Fax: (303) 623-3021 Email: vsirhall@ondrishcpa.com Attention: Ginny Sirhall	Lessee Name: Intrepid Potash, Inc. Address: 707 17th Street, Ste. 4200 Denver, CO 80202 Phone: (303) 296-3006 Fax: (303) 298-7502 Email: martin.litt@intrepidpotash.com Attention: General Counsel

11.	EVENT OF LOSS AND INDEMNIFICATION

11.1Notification of Event of Loss. In the event any of the following occurs while the Aircraft is in the possession or control of the Lessee under this Agreement: (i) damage to or destruction of, the Aircraft, (ii) any whole or partial loss of the Aircraft, including, without limitation, any loss resulting from the theft, condemnation, confiscation or seizure of, or requisition of title to or use of, the Aircraft by private persons or by any governmental or purported governmental authority; Lessee shall immediately:

11.1.1report the event of loss to Lessor, the insurance company or companies, any and all applicable governmental agencies, and to any other person or entity designated by the Lessor; and

11.1.2furnish such information and execute such documents as may be required and necessary to collect the proceeds from any insurance policies.

11.2Repair or Termination. In the event the Aircraft is partially destroyed or damaged, Lessor shall have the option, in its sole discretion, to either (i) fully repair the Aircraft in order that it shall be placed in at least as good condition as it was prior to such partial destruction or damage; or (ii) terminate this Agreement. Within five (5) days after the date of such partial destruction or damage, Lessor shall give written notice to Lessee specifying whether Lessor has elected to fully repair the Aircraft or to terminate this Agreement (such termination shall be effective immediately upon such written notice from Lessor to Lessee setting forth Lessor's election to so terminate this Agreement). To the extent Lessor elects to repair the Aircraft, Lessee has the option to accept such election or to terminate this Agreement. Such Lessee election shall be communicated to Lessor in writing within five (5) days of receipt of Lessor's election to repair. To the extent both Lessor and Lessee consent to the repair of the Aircraft, rent shall abate during the period of time the Aircraft is being repaired. This section does not limit the remedies available to the parties by this Agreement or applicable law.

11.3Indemnification.

11.3.1Lessee hereby releases, and shall defend, indemnify and hold harmless Lessor and Lessor's shareholders, members, directors, officers, managers, employees, successors and assigns (collectively the “Lessor Indemnitees”), from and against, any and all claims, damages, losses, liabilities, demands, suits, judgments, causes of action, civil and criminal legal proceedings, penalties, fines, and other sanctions, and any attorneys' fees and other reasonable costs and expenses, directly or indirectly arising from this Agreement, and/or Lessee's operation, storage, or other use of the Aircraft (“Lessor Losses”); provided however, such indemnification does not apply to the extent of any Lessor Losses arising from or related to actions or omissions of any Lessor Indemnitee.

11.3.2Lessor hereby releases, and shall defend, indemnify and hold harmless Lessee and Lessee's shareholders, members, directors, officers, managers, employees, successors and assigns (collectively the “Lessee Indemnitees”), from and against, any and all claims, damages, losses, liabilities, demands, suits, judgments, causes of action, civil and criminal legal proceedings, penalties, fines, and other sanctions, and any attorneys' fees and other reasonable costs and expenses, directly or indirectly arising from or related to any claims arising from or related to Lessor's operation, maintenance, storage, or other use of the Aircraft (“Lessee Losses”), provided however, such indemnification does not apply to the extent of any Lessee Losses arising from or related to actions or omissions of any Lessee Indemnitee.

11.4FSDO Notice. Lessee shall provide notice to the applicable FAA Flight Standards District Office as contemplated by 14 CFR Section 91.23 and may, at its option, provide such notice by telephone or by completing the FSDO Notice attached hereto as Schedule B and delivering the completed FSDO Notice by facsimile to the applicable FSDO office.

12.MISCELLANEOUS

12.1Entire Agreement. This Agreement, and all terms, conditions, warranties, and representations herein, are for the sole and exclusive benefit of the signatories hereto. This Agreement constitutes the entire agreement of the parties and supersedes all prior oral or written agreements, understandings, statements, representations, commitments, promises, and warranties made with respect to the subject matter of this Agreement (including without limitation that certain Aircraft Dry Lease effective June 12, 2008, by and between Lessor and Lessee, which has been terminated).

12.2Prohibited and Unenforceable Provisions. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof.

12.3Enforcement. This Agreement, including all agreements, covenants, representations and warranties, shall be binding upon and inure to the benefit of, and may be enforced by Lessor, Lessee, and each of their successors, assigns, agents, servants and personal representatives.

12.4Counterparts. This Agreement may be executed by the parties hereto in two (2) separate counterparts, each of which when so executed and delivered shall be an original, and both of which shall together constitute but one and the same instrument.

12.5Amendments. No term or provision of this Agreement may be amended, changed, waived, discharged, or terminated orally, but only by an instrument in writing signed by Lessor and Lessee.

12.6No Waiver. No delay or omission in the exercise or enforcement or any right or remedy hereunder by either party shall be construed as a waiver of such right or remedy. All remedies, rights, undertakings, obligations, and agreements contained herein shall be cumulative and not mutually exclusive, and in addition to all other rights and remedies which either party possesses at law or in equity.

12.7No Assignments. Neither party may assign its rights or obligations under this Agreement without the prior written permission of the other.

12.8Governing Law. This Agreement has been delivered in the State of Colorado and shall in all respects be governed by, and construed in accordance with, the laws of the State of Colorado, including all matters of construction, validity and performance, without giving effect to its conflict of laws provisions.

12.9Jurisdiction and Venue. Exclusive jurisdiction and venue over any and all disputes between the parties arising under this Agreement shall be in, and for such purpose each party hereby submits to the jurisdiction of, the state and federal courts serving the State of Colorado.

13.SECTION 13. TRUTH IN LEASING

13.1TRUTH IN LEASING STATEMENT UNDER SECTION 91.23 OF THE FAR's.
13.1.1LESSEE HAS REVIEWED THE AIRCRAFT'S MAINTENANCE RECORDS AND OPERATING LOGS AND HAS FOUND THAT, DURING THE TWELVE MONTHS PRECEDING THE DATE OF THIS AGREEMENT, THE AIRCRAFT HAS BEEN MAINTAINED AND INSPECTED UNDER PART 91 AND PART 43 OF THE FEDERAL AVIATION REGULATIONS.

13.1.2LESSEE CERTIFIES THAT THE AIRCRAFT WILL BE MAINTAINED AND INSPECTED UNDER FEDERAL AVIATION REGULATION PART 91 AND PART 43 FOR OPERATIONS TO BE CONDUCTED UNDER THIS AGREEMENT.

13.1.3LESSEE CERTIFIES THAT LESSEE AND NOT LESSOR IS RESPONSIBLE FOR OPERATIONAL CONTROL OF THE AIRCRAFT UNDER THIS AGREEMENT DURING THIS AGREEMENT TERM.

13.1.4LESSEE FURTHER CERTIFIES THAT LESSEE UNDERSTANDS ITS RESPONSIBILITY FOR COMPLIANCE WITH APPLICABLE FEDERAL AVIATION REGULATIONS. LESSEE UNDERSTANDS THAT AN EXPLANATION OF FACTORS BEARING ON OPERATIONAL CONTROL AND THE PERTINENT FEDERAL AVIATION REGULATIONS CAN BE OBTAINED FROM THE NEAREST FAA FLIGHT STANDARDS DISTRICT OFFICE. LESSEE CERTIFIES AND AGREES THAT A TRUE COPY OF THIS AGREEMENT SHALL BE CARRIED ON THE AIRCRAFT AT ALL TIMES, AND SHALL BE MADE AVAILABLE FOR INSPECTION UPON REQUEST BY AN APPROPRIATELY CONSTITUTED INDENTIFIED REPRESENTATIVE OF THE FEDERAL AVIATION ADMINISTRATION.
* * * Signature Page Follows * * *

IN WITNESS WHEREOF, the Lessor and the Lessee have each caused this Agreement to be duly executed as of the Acceptance Date.

LESSOR: BH Holdings LLC By: Intrepid Oil & Gas, LLC Its: Manager By:/s/ Hugh E. Harvey, Jr. Print: Hugh E. Harvey, Jr. Title: Manager Date: June 6, 2013	LESSEE: Intrepid Potash, Inc. By:/s/ David W. Honeyfield Print: David W. Honeyfield Title: President and Chief Financial Officer Date: June 11, 2013

AIRCRAFT LEASE AGREEMENT

Schedule A

Aircraft Acceptance Receipt

Intrepid Potash, Inc., ("Lessee") hereby acknowledges delivery and acceptance of one (1) model Canadair, Ltd. model CL-600-2B16 model aircraft bearing manufacturer's serial number 5180 and United States Registration Number N518CL, together with the two (2) GE model CF-34-1A engines bearing manufacturer's serial numbers 807282 and 807284 as more fully described in that Aircraft Lease Agreement (the "Agreement") by and between Lessee and BH Holdings ("Lessor") dated as of the 1st day of January, 2013. Lessee hereby accepts custody of the Aircraft on the date noted below in good working order and airworthy condition for the purposes set forth in the Agreement.

Acceptance as of January 1, 2013
Location of Acceptance: ________________________

Lessee:    Intrepid Potash, Inc.

By:    ________________________
Print:     David W. Honeyfield
Title:     President and Chief Financial Officer

Acknowledgment

Lessor: BH Holdings, LLC
By: Intrepid Oil & Gas, LLC
Its: Manager

By: __________________________________

Print: Robert P. Jornayvaz III

Title: Manager

AIRCRAFT LEASE AGREEMENT

Schedule B

FSDO Notification Letter

Date: _________________

Via Facsimile
Fax: __________________

Federal Aviation Administration
__________________________
__________________________
__________________________

RE:	14 C.F.R. § 91.23 FSDO Notification;
One (1) Canadair, Ltd model CL-600-2B16 aircraft bearing manufacturer's serial number 5180 and United States registration number N518CL (the “Aircraft”)

To whom it may concern:

Pursuant to the requirements of 14 C.F.R. § 91.23(c)(3), please accept this letter as notification that the undersigned has leased the Aircraft pursuant to an Aircraft Lease Agreement effective January 1, 2013 between the undersigned as Lessee and BH Holdings, LLC as Lessor, and that a flight of the Aircraft under the lease will depart from _______________________ Airport on the ___ day of __________, 2013, at approximately _____ (am / pm) local time.

Should you require any additional information, please contact [our] pilot, _______________, at telephone: (____) _____ - ______.

Sincerely,

Intrepid Potash, Inc.

By:	_______________________
Print:    David W. Honeyfield
Title:     President and Chief Financial Officer

Schedule C

Fixed Costs

The Fixed Costs are calculated based on the following items and such other items as agreed to by the Parties to be included as Fixed Costs.

1.
Management Fees incurred for the management of the Aircraft, provided however any such management fees shall not include any amount for the compensation of pilots, or the reimbursement of any expenses related to pilots.

2.	Hangar and office rent at the Aircraft's Home Base.

3.	Mechanic salary and benefits.

4.	Mechanic Training.

5.	Satcom / Air Cell Phone.

6.	Annual subscriptions.

7.	Aircraft Liability and Hull Insurance.

8.	Smart Parts (fixed minimum based on flight hours).

9.	Maintenance costs per Section 5.3.

It is understood and agreed to by the Parties that the Fixed Costs shall not include any amount of fees, costs, expenses, or salaries relating to compensation, training or expenses relating to pilots.

Schedule D

Variable Costs

The Variable Costs are calculated based on the following items and such other items as agreed to by the Parties to be included as Variable Costs.

Variable Costs. For purposes of this Agreement, the Variable Costs will be calculated by using the gross dollar amount of the items set forth below for the calendar year, divided by the total number of hours the Aircraft has been operated for the calendar year, multiplied by the total number of Lessee's Flight Hours.

a.	Fuel.

b.	Smart Parts

c.	APU

d.	Engine Plan

It is understood and agreed to by the Parties that the Variable Costs shall not include any amount of fees, costs, expenses, or salaries relating to compensation, training or expenses relating to pilots.